As filed with the Securities and Exchange Commission on August 26, 2025

Registration No. 333-239655

333-251049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1.

TO:

FORM S-8 REGISTRATION STATEMENT (File No. 333-239655)

FORM S-8 REGISTRATION STATEMENT (File No. 333-251049)

Under

The Securities Act of 1933

DUN & BRADSTREET HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	83-2008699
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Dun & Bradstreet Holdings, Inc.

5335 Gate Parkway

Jacksonville, FL 32256

(Address of principal executive offices, including zip code)

Dun & Bradstreet 2020 Omnibus Incentive Plan

Dun & Bradstreet Employee Stock Purchase Plan

(Full title of the plan)

Joe A. Reinhardt, III

Chief Legal Officer

Dun & Bradstreet Holdings, Inc.

5335 Gate Parkway

Jacksonville, FL 32256

(Name and address of agent for service)

(904) 648-6350

(Telephone number, including area code, of agent for service)

Copies to:

Mehdi Khodadad

Mark Castiglia

Daniel Belke

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

(310) 595-9500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Dun & Bradstreet Holdings, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to withdraw and remove from registration any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

1.	Registration Statement on Form S-8 (File No. 333-239655), filed with the SEC on July 2, 2020, registering 40,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), authorized for issuance pursuant to the Dun & Bradstreet 2020 Omnibus Incentive Plan.

2.	Registration Statement on Form S-8 (File No. 333-251049), filed with the SEC on December 1, 2020, registering 3,000,000 shares of Common Stock authorized for issuance pursuant to the Dun & Bradstreet Employee Stock Purchase Plan.

On August 26, 2025, pursuant to an Agreement and Plan of Merger, dated March 23, 2025, by and among Denali Intermediate Holdings, Inc. (“Parent”), Denali Buyer, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold as of the effective time of the Merger under the Registration Statements, if any. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all such securities registered but unsold as of the date hereof under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities as of the date hereof and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on August 26, 2025.

DUN & BRADSTREET HOLDINGS, INC.

By:	/s/ Joe A. Reinhardt, III
Joe A. Reinhardt, III
Chief Legal Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.